Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Hall Tees, Inc.
7405 Armstrong Lane
Rowlett, Texas 75088

    We consent to the use of our report dated March 31, 2009, in the Registration Statement on Amendment No. 2 to Form S-1, with respect to the consolidated balance sheets of Hall Tees, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ROTENBERG & CO., LLP
ROTENBERG & CO., LLP

Rochester, New York
June 1, 2009